FOR IMMEDIATE RELEASE

			     Contact:	John Tyson
								616-724-5406


	MUSKEGON, MI -- June 28, 1995 -- The Board of Directors of SPX Corporation today announced the resignation of Dale A. Johnson as Chairman and Chief Executive Officer of SPX Corporation. Also announced was the election, on an interim basis, of Charles E. Johnson II as Chairman and Chief Executive Officer of the Company, and the start of an immediate search for a new chief executive officer.

	The Board also announced the appointment of an Operating Committee, reporting to Charles E. Johnson. In addition to Mr. Johnson, the other four members of the committee are:

	Curtis T. Atkisson Jr., President and Chief Operating Officer James M. Sheridan, Vice President, Administration, Secretary
 		and General Counsel
	William L. Trubeck, Senior Vice President, Finance and Chief
	 	Financial Officer
	Albert A. Zagotta, Executive Vice President

	Charles E. Johnson II, who is 59, has been a member of the company's Board of Directors since 1976. He joined the company in 1964 and held increasingly responsible positions until 1990, when he left to pursue personal business interests. During his years of active service with the company he held assign-ments as Group Vice President, responsible for several company operating units, Executive Vice President, and President and Chief Operating Officer. He is the grandson of company founder Charles E. Johnson.

	SPX Corporation is a leader in the design, manufacture and marketing of specialty service tools and original equipment components for the global motor vehicle industry.